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                                                                     EXHIBIT 4a4

                          THIRD SUPPLEMENTAL INDENTURE


         This Third Supplemental Indenture, dated as of August 6, 1997 (this "Third Supplemental Indenture"), among Houston Lighting & Power Company, a Texas corporation ("HL&P"), HI Merger, Inc., a Delaware corporation ("HI Merger"), NorAm Energy Corp., a Delaware corporation and successor in interest to Arkla, Inc. (the "Company"), and Citibank, N.A., as Trustee (the "Trustee"), supplements the Indenture dated as of December 1, 1986 (the "Indenture") between the Company and the Trustee, as supplemented by the First Supplemental Indenture, dated as of September 30, 1988 (the "First Supplemental Indenture"), between the Company and the Trustee, and the Second Supplemental Indenture, dated as of November 15, 1989 (the "Second Supplemental Indenture"), between the Company and the Trustee.

                                    RECITALS

                 WHEREAS, pursuant to an Agreement and Plan of Merger dated as of August 11, 1996, as amended by the Amendment to Agreement and Plan of Merger dated as of October 23, 1996 (the "Merger Agreement"), among Houston Industries Incorporated, a Texas corporation ("HI"), HL&P, HI Merger and the Company, HI will be merged with and into HL&P, with HL&P to be the surviving corporation and renamed "Houston Industries Incorporated" ("Houston"), and the Company will be merged with and into HI Merger (the "NorAm Merger"), with HI Merger to be the surviving corporation and renamed "NorAm Energy Corp.," as a result of which each outstanding share of NorAm Common Stock will be converted into either cash or shares of common stock, no par value, of Houston ("Houston Common Stock"), as set forth in the Merger Agreement;

                 WHEREAS, in connection with the NorAm Merger, HL&P, the Company and HI Merger have duly determined to make, execute and deliver to the Trustee this Third Supplemental Indenture in order to reflect the results of the NorAm Merger as required by the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture;

                 WHEREAS, pursuant to Section 801 of the Indenture, HI Merger, as the surviving corporation of the NorAm Merger, is required to expressly assume, by an indenture supplemental to the Indenture, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, on the part of the Company to be performed or observed.

                 WHEREAS, Section 901 of the Indenture provides that under certain conditions the Company and the Trustee, without the consent of the Holders of Securities, at any time and from time to time, may enter into an indenture supplemental to the Indenture,
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inter alia, to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company under the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, and in the Securities.

                 NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

         In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to comply with Sections 801 and 901 of the Indenture, the parties hereto hereby agree, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

         Section 1. Defined Terms. Capitalized terms used and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture.

         Section 2.       Succession by Merger.

         (1) As of the effective time of the NorAm Merger, HI Merger shall become the successor to the Company for all purposes of the Indenture and HI Merger hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of the Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture and by this Third Supplemental Indenture, on the part of the Company to be performed or observed.

         (2) Concurrently with the execution and delivery of this Supplemental Indenture, the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as required by Sections 102 and 801 of the Indenture.

         Section 3. Ratification. The Indenture as hereby supplemented is in all respects ratified and confirmed by each of the parties hereto, and all of the rights and powers created thereby or thereunder shall be and remain in full force and effect.

         Section 4. Governing Law. The laws of the State of New York shall govern this Third Supplemental Indenture without regard to principles of conflict of laws.

         Section 5. Successors. All agreements of the parties hereto in this Third Supplemental Indenture shall bind their respective successors.

         Section 6. Multiple Counterparts. The parties hereto may sign multiple counterparts of this Third Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement.





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         IN WITNESS WHEREOF, the undersigned have caused this Third
Supplemental Indenture to be executed by its duly authorized officer as of the date first above written.


                                      HOUSTON LIGHTING & POWER COMPANY


                                      By: /s/ HUGH RICE KELLY
                                         ---------------------------------
                                         Name:  Hugh Rice Kelly
                                         Title: Executive Vice President,
                                                General Counsel and
                                                Corporate Secretary

Attest:


By:  /s/ RUFUS S. SCOTT
   ---------------------------------
   Name:  Rufus S. Scott
   Title: Assistant Corporate Secretary


                                      HI MERGER, INC.


                                      By:  STEPHEN W. NAEVE
                                         ---------------------------------
                                         Name:  Stephen W. Naeve
                                         Title: President

Attest:


By:  /s/ RICHARD B. DAUPHIN
   ---------------------------------
   Name:  Richard B. Dauphin
   Title: Assistant Corporate Secretary





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                                      NORAM ENERGY CORP.


                                      By:  /s/ T. MILTON HONEA
                                         ---------------------------------
                                         Name:  T. Milton Honea
                                         Title: President

Attest:


By:  /s/ HUBERT GENTRY, JR.
   ---------------------------------
   Name:  Hubert Gentry, Jr.
   Title: Secretary

                                      CITIBANK, N.A.
                                      as Trustee


                                      By:  /s/ CAROL NG
                                         ---------------------------------
                                         Name:  Carol Ng
                                         Title: Vice President

Attest:


By:  /s/ ARTHUR W. ASLANIAN
   ---------------------------------
   Name:  Arthur W. Aslanian
   Title: Vice President





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